Exhibit 10.1
LOAN AND SECURITY AGREEMENT
     THIS LOAN AND SECURITY AGREEMENT is made and dated as of May 4, 2010 and is entered into by and between ALEXZA PHARMACEUTICALS, INC., a Delaware corporation (“Parent”), SYMPHONY ALLEGRO, INC., a Delaware corporation (“Allegro”), and each of Parent’s other subsidiaries joined hereto (“Joined Subsidiaries”, together with Parent and Allegro hereinafter collectively referred to as the “Borrower”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation (“Lender”).
RECITALS
     A. Borrower has requested Lender to make available to Borrower a loan in an aggregate principal amount of Fifteen Million ($15,000,000) (the “Term Loan”);
     B. Lender is willing to make the Term Loan on the terms and conditions set forth in this Agreement.
AGREEMENT
     NOW, THEREFORE, Borrower and Lender agree as follows:
SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION
     1.1 Unless otherwise defined herein, the following capitalized terms shall have the following meanings:
          “Account Control Agreement(s)” means any agreement entered into by and among the Lender, Borrower and a third party Bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which is intended to perfect Lender’s security interest in the subject account or accounts.
          “ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit I.
          “Addicere Proposed Transaction” means the formation of a Subsidiary of Borrower (the “Addicere Entity”) for the purpose of receiving an exclusive license to Borrower’s Staccato© technology for purposes of developing nicotine abatement pharmaceuticals.
          “Administrative Borrower” has the meaning given to it in Section 11.19.
          “Advance” means the Term Loan Advance.
          “Advance Date” means the funding date of the Advance.
          “Advance Request” means a request for an Advance submitted by Borrower to Lender in substantially the form of Exhibit A.

          “Agreement” means this Loan and Security Agreement, as amended from time to time.
          “Assignee” has the meaning given to it in Section 11.13.
          “Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.
          “Cash” means all cash and liquid funds.
          “Change in Control” means any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower or any Subsidiary, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower or any Subsidiary in which the holders of Borrower or Subsidiary’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower or Subsidiary is the surviving entity.
          “Claims” has the meaning given to it in Section 11.10.
          “Closing Date” means the date of this Agreement.
          “Collateral” means the property described in Section 3.
          “Commitment Fee” means $30,000, which fee has been paid to Lender prior to the Closing Date, and shall be deemed fully earned on the Closing Date regardless of the early termination of this Agreement.
          “Confidential Information” has the meaning given to it in Section 11.12.
          “Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent

Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
          “Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.
          “Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.
          “Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.
          “ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.
          “Event of Default” has the meaning given to it in Section 9.
          “Facility Charge” means $150,000.
          “Financial Statements” has the meaning given to it in Section 7.1.
          “GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.
          “Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within sixty (60) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.
          “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
          “Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

          “Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.
          “Joined Subsidiaries” has the meaning given to it in the preamble to this Agreement.
          “Joinder Agreements” means for each Subsidiary required to do so pursuant to Section 7.14, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.
          “Lender” has the meaning given to it in the preamble to this Agreement.
          “License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.
          “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.
          “Loan Documents” means this Agreement, the Note, the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Warrant and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.
          “Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or condition (financial or otherwise) of Borrower; or (ii) the ability of Borrower to perform the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Lender’s Liens on the Collateral or the priority of such Liens. The parties agree that Borrower has reported net losses in every quarterly period since inception and that as of December 31, 2009, Borrower’s liabilities exceeded its assets. In addition, Borrower has submitted a new drug application to the FDA in December 2009 (the “NDA”). The parties agree that the following shall not constitute a Material Adverse Effect: (a) continuing losses as provided in the projections presented by Borrower to the Lender on April 6, 2010 (“Closing Projections”), (b) Borrower’s liabilities exceeding its assets in any given period as provided in the Closing Projections and (c) any action by the FDA with respect to the NDA.
          “Maximum Term Loan Amount” means Fifteen Million and No/100 Dollars ($15,000,000).
          “Maximum Rate” shall have the meaning assigned to such term in Section 2.3.
          “Note” means the Term Note.

          “Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.
          “Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.
          “Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; provided, that Borrower agrees (x) that all principal, interest and other amounts owed to General Electric Capital Corporation (“GE”) through the term of such indebtedness shall, within 10 business days of the Closing Date, be deposited and maintained in a separate deposit account subject to an Account Control Agreement until such indebtedness is paid in full and (y) not to draw any advances or loans from GE or its assignee after the Closing Date; (iii) Indebtedness of up to $2,000,000 outstanding at any time secured by a lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the Equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit that are secured by cash or cash equivalents and issued on behalf of the Borrower or a Subsidiary thereof in an amount not to exceed $50,000 at any time outstanding, (viii) other Indebtedness in an amount not to exceed $250,000 at any time outstanding, and (ix) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.
          “Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts; (iii) repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board of Directors; (viii) Investments consisting of travel advances in the ordinary course of business; (ix) Investments in newly-formed Subsidiaries organized in the United States, provided that such Subsidiaries enter into a Joinder Agreement promptly after their formation by Borrower and execute such other documents as shall be reasonably requested by Lender; (x) Investments in Subsidiaries organized outside of the United States approved in advance in writing by Lender; (xi) joint ventures or strategic alliances (other than the Addicere Proposed Transaction) consisting of the licensing of technology or a product, the development of technology or the providing of technical support, in each case, in the ordinary course of Borrower’s business on commercially reasonable terms, provided that any cash Investments by Borrower do not exceed $250,000 in the aggregate in any fiscal year; (xii) Investments in the Addicere Entity in an amount not to exceed $50,000; (xiii) Investments consistent with the investment policy approved by Borrower’s board of directors which has been provided to Lender prior to the Closing Date and (xiv) additional Investments that do not exceed $250,000 in the aggregate.
          “Permitted Liens” means any and all of the following: (i) Liens in favor of Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property constituting purchase money liens and liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) Liens on cash or cash equivalents securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness; and (xv) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (xi) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.
          “Permitted Transfers” means (i) sales of Inventory in the normal course of business, (ii) exclusive and non-exclusive licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business and on commercially reasonable terms that could not result in a legal transfer of title of the licensed property, (iii) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business, (iv) other Transfers of assets having a fair market value of not more than $250,000 in the aggregate in any fiscal year, (v) disposition of ownership interests in the Addicere Entity pursuant to Section 7.15 and (vi) Permitted Liens and Permitted Investments.
          “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.
          “Prime Rate” means for any day the prime rate as reported in The Wall Street Journal.
          “Preferred Stock” means at any given time any equity security issued by Borrower that has any rights, preferences or privileges senior to Borrower’s common stock.
          “Prepayment Amount” shall have the meaning assigned to such term in Section 2.4.
          “Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.
          “Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document (other than the Warrant or any equity-related document executed solely in connection with the Warrant), including any obligation to pay any amount now owing or later arising.
          “Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Lender in its sole discretion.

          “Subsequent Financings” means the closing of all Borrower private offerings of equity securities to institutional investors which become effective after the Closing Date but prior to December 31, 2011.
          “Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls 50% or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.
          “Term Loan Advance” means any Term Loan funds advanced under this Agreement.
          “Term Loan Amortization Date” means February 1, 2011; provided, that if the FDA approves AZ-004 (Staccato loxapine) for public sales and marketing in the United States on or before February 1, 2011 the Term Loan Amortization Date shall be extended to May 1, 2011.
          “Term Loan Interest Rate” means the higher of (i) 10.75% and (ii) Prime Rate plus 6.50%; provided, that in no event shall the Term Loan Interest Rate exceed 14%.
          “Term Loan Maturity Date” means the thirty third monthly anniversary of the Term Loan Amortization Date.
          “Term Note” means a Promissory Note in substantially the form of Exhibit A.
          “Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.
          “Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.
          “UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
          “Warrant” means the warrant entered into in connection with the Term Loan.
     Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other

Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.
SECTION 2.  THE TERM LOAN
     2.1 Term Loan.
     (a) Advance. Subject to the terms and conditions of this Agreement, Lender will make, and Borrower agrees to draw, a Term Loan Advance equal to the Maximum Term Loan Amount on the day following the Closing Date.
     (b) Advance Request. To obtain the Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request and Term Note to Lender. Lender shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date (or waived by Lender). In the event that Lender shall, for any reason whatsoever fail to fund on such Advance Request, then Lender shall immediately return the original Note to Borrower marked “canceled”.
     (c) Interest. The principal balance of the Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate will float and change on the day the Prime Rate changes from time to time.
     (d) Payment. Borrower will pay interest on the Term Loan Advance in arrears on the first day of each month, beginning June 1, 2010. Borrower shall repay the aggregate Term Loan principal balance that is outstanding on the Term Loan Amortization Date in 33 equal monthly installments of principal and interest commencing on the Term Loan Amortization Date and continuing on the first business day of each month thereafter through the Term Loan Maturity Date. The entire Term Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under the Term Note or Term Loan Advance.
     2.2 Maximum Interest. Notwithstanding any provision in this Agreement, the Note, or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of principal outstanding on the Note; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.
     2.3 Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to five percent (5%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(c) plus five percent (5%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(c) or Section 2.4, as applicable.
     2.4 Prepayment. At its option upon at least 7 business days prior written notice to Lender, Borrower may prepay all, but not less than all, of the outstanding Advances by paying the entire principal balance, all accrued and unpaid interest, and all interest that would have accrued had the Advances been outstanding through the Maturity Date (collectively, the “Prepayment Amount”). If upon a Change in Control, Lender reasonably determines that the surviving obligors comprising Borrower (taken as a whole) are less creditworthy than the Borrower was immediately prior to the Change in Control and so notifies the Borrower in writing within 30 days following the Change in Control, Borrower shall prepay the all of the Secured Obligations (including, without limitation, the Prepayment Amount) within 30 days following receipt of such written notice.
     2.5 End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender a charge of $442,500. Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Closing Date.
SECTION 3. SECURITY INTEREST
     3.1 As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Lender a security interest in all of Borrower’s personal property now owned or hereafter acquired, including the following (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles; (e) Inventory; (f) Investment Property (but excluding thirty-five percent (35%) of the voting capital stock of any foreign Subsidiary if to not exclude such stock would cause Borrower adverse tax consequences under Internal Revenue Code Section 956 (or any successor statute)); (g) Deposit Accounts; (h) Cash; (i)

Goods; (j) Commercial Tort Claims; all customer lists, software, and business records related to the Collateral described in (a)-(j) above and any other tangible and intangible personal property not otherwise expressly addressed above of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located; and, (k) to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing; provided, however, that the Collateral shall not include the Borrower’s Intellectual Property but shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent necessary to permit perfection of Lender’s security interest in the Rights to Payment.
SECTION 4. CONDITIONS PRECEDENT TO LOAN
          The obligations of Lender to make the Term Loan hereunder are subject to the satisfaction by Borrower of the following conditions:
     4.1 Advance. On or prior to the Advance Date, Borrower shall have delivered to Lender the following:
     (a) executed originals of the Loan Documents, Account Control Agreements, a legal opinion of Borrower’s counsel, and all other documents and instruments reasonably required by Lender to effectuate the transactions contemplated hereby or to create and perfect the Liens of Lender with respect to all Collateral, in all cases in form and substance reasonably acceptable to Lender;
     (b) certified copy of resolutions of Borrower’s board of directors evidencing approval of (i) the Term Loan and other transactions evidenced by the Loan Documents; and (ii) the Warrant and transactions evidenced thereby;
     (c) certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Borrower;
     (d) a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would reasonably be expected to have a Material Adverse Effect; and
     (e) such other documents as Lender may reasonably request.
     4.2 Further Conditions. On the Advance Date:

     (a) Lender shall have received (i) an Advance Request and a Note for the Advance as required by Section 2.1(b) each duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, (ii) any other documents Lender may reasonably request and (iii) payment of the Facility Charge and reimbursement of Lender’s documented expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the Advance;.
     (b) The representations and warranties set forth in this Agreement and in Section 5 and in the Warrant shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
     (c) Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.
     (d) The Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.
     4.3 No Default. As of the Closing Date and Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.
SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER
     Borrower represents and warrants that:
     5.1 Corporate Status. Each of Parent and Allegro is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Lender after the Closing Date.
     5.2 Collateral. Borrower owns the Collateral and the Intellectual Property, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Lender a Lien in the Collateral as security for the Secured Obligations.

     5.3 Consents. Borrower’s execution, delivery and performance of the Note, this Agreement and all other Loan Documents, and Borrower’s execution of the Warrant, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate or Articles of Incorporation (as applicable), bylaws, or any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject and (iv) except as described on Schedule 5.3, do not violate any material contract or agreement or require the consent or approval of any other Person. The individual or individuals executing the Loan Documents and the Warrant are duly authorized to do so.
     5.4 Material Adverse Effect. No event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.
     5.5 Actions Before Governmental Authorities. Except as described on Schedule 5.5, there are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property (i) which involve any Loan Document or (ii) as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.
     5.6 Laws. Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Except as described on Schedule 5.6, Borrower is not in default in any manner under any provision of any material agreement or instrument evidencing indebtedness, or any other material agreement to which it is a party or by which it is bound.
     5.7 Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Lender in connection with any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Lender shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors.
     5.8 Tax Matters. Except as described on Schedule 5.8, (a) Borrower has filed all federal, state and local tax returns that it is required to file, (b) Borrower has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).
     5.9 Intellectual Property Claims. Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property. Except as described on Schedule 5.9,(i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to Borrower that any material part of the Intellectual Property violates the rights of any third party. Exhibit D is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.
     5.10 Intellectual Property. Except as described on Schedule 5.10, Borrower has all material rights with respect to (i) Intellectual Property necessary in the operation or conduct of Borrower’s business as currently conducted by Borrower and (ii) the Staccato© technology necessary to license such technology and otherwise conduct business related to such technology as proposed to be conducted by Borrower. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property without condition, restriction or payment of any kind (other than (x) license payments in the ordinary course of business and (y) payments due to Symphony Allegro Holdings LLC by Borrower related to payments received with respect to AZ-104, AZ-002 and AZ-004 as specified in that certain Amended and Restated Purchase Option by and among Parent, Allegro and Symphony Allegro Holdings LLC dated as of June 15, 2009) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products.
     5.11 Borrower Products. Except as described on Schedule 5.11, no Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any material manner Borrower’s use, transfer or licensing thereof or that may materially affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim. Neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products materially infringes the Intellectual Property or other rights of others.
     5.12 Financial Accounts. Exhibit E, as may be updated by the Borrower in a written notice provided to Lender after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
     5.13 Employee Loans. Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party.
     5.14 Capitalization and Subsidiaries. Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto. Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.
SECTION 6. INSURANCE; INDEMNIFICATION
     6.1 Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Borrower has and agrees to maintain a minimum (i) of $1,000,000 of commercial general liability insurance for each occurrence, (ii) $10,000,000 of product liability insurance for each occurrence and (iii) $15,000,000 of directors and officers’ insurance for each occurrence and $15,000,000 in the aggregate. So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against “all risks” of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles. Borrower shall also carry and maintain an employee dishonesty insurance policy in an amount not less than $100,000.
     6.2 Certificates. Borrower shall deliver to Lender certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Lender is an additional insured for commercial general liability and a loss payee for property damage insurance and, subject to the insurer’s approval, a loss payee for employee dishonesty insurance, a loss payee for property insurance and an additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance and employee dishonesty. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Lender of cancellation. Any failure of Lender to scrutinize such insurance certificates for compliance is not a waiver of any of Lender’s rights, all of which are reserved.
     6.3 Indemnity. Borrower agrees to indemnify and hold Lender and its officers, directors, employees, agents, in-house attorneys, representatives and shareholders (collectively, the “Indemnitees”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Claims”), that may be instituted or asserted against or incurred by Lender or any such Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Claims to the extent resulting from any Indemnitee’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement.
SECTION 7. COVENANTS OF BORROWER
     Borrower agrees as follows:
     7.1 Financial Reports. Borrower shall furnish to Lender the Compliance Certificate in the form of Exhibit F monthly within 30 days after the end of each month and the financial statements listed hereinafter (the “Financial Statements”):
     (a) as soon as practicable (and in any event within 30 days) after the end of each month, unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;
     (b) as soon as practicable (and in any event within 45 days) after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year end adjustments; as well as the most recent capitalization table for Borrower, including the weighted average exercise price of employee stock options;
     (c) as soon as practicable (and in any event within 90 days) after the end of each fiscal year, unqualified audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Lender, accompanied by any management report from such accountants;
     (d) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its stock and copies of any regular, periodic and special reports or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange (provided, however, notwithstanding the foregoing provisions of this clause (d), Borrower may satisfy its obligations under this clause (d) with respect to any materials that Borrower files with the Securities and Exchange Commission by providing notice of such filing to Lender, which notice shall include a URL for the webpage maintained by the Securities and Exchange Commission where a copy of such filing is publicly available); and
     (e) financial and business projections promptly following their approval by Borrower’s Board of Directors, as well as budgets, operating plans and other financial information reasonably requested by Lender.

The executed Compliance Certificate may be sent via facsimile to Lender at (650) 473-9194 or via e-mail to kconte@herculestech.com. All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to kconte@herculestech.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Lender at: (866) 468-8916, attention Chief Credit Officer.
     7.2 Management Rights. Borrower shall permit any representative that Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours; provided that such inspections and examinations shall not take place more often than twice per calendar year unless an Event of Default has occurred and is continuing. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records as part of such inspections. In addition, Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Lender with respect to any business issues shall not be deemed to give Lender, nor be deemed an exercise by Lender of, control over Borrower’s management or policies.
     7.3 Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Lender, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give the highest priority to Lender’s Lien (subject to Permitted Liens) on the Collateral. Borrower shall from time to time procure any instruments or documents as may be requested by Lender, and take all further action that may be necessary or desirable, or that Lender may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Lender to execute and deliver on behalf of Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Lender’s name or in the name of Lender as agent and attorney-in-fact for Borrower. Borrower shall protect and defend Borrower’s title to the Collateral and Lender’s Lien thereon against all Persons claiming any interest adverse to Borrower or Lender other than Permitted Liens.
     7.4 Compromise of Agreements. With respect to Accounts with a combined value in excess of twenty percent (20%) of all of Borrower’s Accounts then outstanding, if any, Borrower shall not (a) grant any material extension of the time of payment thereof , (b) to any material extent, compromise, compound or settle the same for less than the full amount thereof in excess of $250,000, (c) release, wholly or partly, any Person liable for the payment thereof , or (d) allow any credit or discount whatsoever thereon other than trade discounts granted by Borrower in the ordinary course of business of Borrower.

     7.5 Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness (other than Indebtedness hereunder in accordance with Section 2.4) or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion.
     7.6 Collateral. Borrower shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting the Collateral, the Intellectual Property, such other property and assets, or any Liens thereon. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Lender prompt written notice of any legal process affecting such Subsidiary’s assets. Borrower shall not agree with any Person other than Lender not to encumber its property, except for agreements with lenders or lessors with respect to specific Equipment Permitted Liens so long as Lender’s Lien is permitted with respect to such Equipment.
     7.7 Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.
     7.8 Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that a Subsidiary may pay dividends or make distributions to Borrower, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $250,000 in the aggregate or (d) waive, release or forgive any indebtedness owed by any employees, officers or directors in excess of $250,000 in the aggregate.
     7.9 Transfers. Except for Permitted Transfers, Borrower shall not voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of their assets.
     7.10 Mergers or Acquisitions. Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.
     7.11 Taxes. Borrower and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, Lender or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, Borrower and its Subsidiaries may contest, in good faith and by appropriate proceedings, taxes for which Borrower or its Subsidiary (as applicable) maintains adequate reserves therefor in accordance with GAAP.
     7.12 Corporate Changes. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without fifteen (15) days’ prior written notice to Lender. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Lender; and (ii) such relocation shall be within the continental United States. Neither Borrower nor any Subsidiary shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $150,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to Lender, (ii) such relocation is within the continental United States and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Lender.
     7.13 Deposit Accounts. Neither Borrower nor any Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Lender has an Account Control Agreement; provided, that Alexza UK Limited shall be permitted to maintain its deposit account listed on Exhibit E without an Account Control Agreement so long as cash or other personal property in such account does not exceed $10,000.
     7.14 Subsidiaries. Borrower shall notify Lender of each Subsidiary formed subsequent to the Closing Date and, within 15 days of formation, shall cause any such Subsidiary (other than the Addicere Entity) to execute and deliver to Lender a Joinder Agreement unless to do so would cause Borrower adverse tax consequences under Internal Revenue Code Section 956 (or any successor statute).
     7.15 Addicere Proposed Transaction. Lender hereby consents to the Addicere Proposed Transaction. Upon the formation of the Addicere Entity, the Addicere Entity shall not be required to execute and deliver a Joinder Agreement pursuant to Section 7.14. Lender agrees (i) to the disposition of any ownership interests in the Addicere Entity in connection with the sale or transfer of such ownership interests to a joint venture partner in consideration of a commercially reasonable investment in the Addicere Entity by such joint venture partner and (ii) release its Lien over such ownership interests as required to effect such transfer. Borrower agrees to cause its portion of the Addicere Entity’s revenue to be upstreamed to Borrower as soon as commercially practicable.
     7.16 Margin Regulations; Investment Company. Borrower shall not, nor permit any of its Subsidiaries to, (i) become an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940 or (ii) undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or use any of the proceeds of the Term Loan directly or indirectly, for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board), for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any “margin stock” or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.
     7.17 Subsidiary Stock Certificates. Borrower shall, within 10 business days of the Closing Date, deliver stock certificates evidencing the equity interests of Allegro, Alexza Singapore Pte. Ltd. and Alexza Singapore Manufacturing Pte. Ltd. that comprise Collateral.
SECTION 8. RIGHT TO INVEST
     8.1 Lender or its assignee or nominee shall have the right, in its discretion, to participate in any and all of the Subsequent Financings in an aggregate amount of up to One Million Dollars ($1,000,000) on the same terms, conditions and pricing afforded to others participating in any such Subsequent Financings.
     8.2 In lieu of giving notice to Lender or its assignee or nominee of, and an opportunity to participate in, any Subsequent Financing prior to the closing thereof, Borrower may, at its election, satisfy its obligations under Section 8.1 with respect to such Subsequent Financing by giving notice (a “Sale Notice”) to Lender of the closing of such Subsequent Financing, which such notice shall be delivered by Borrower within ten (10) business days of such closing and shall include an offer by Borrower to sell to Lender or its assignee or nominee, on terms and conditions (including with respect to pricing) that are no less favorable to Lender than those provided to investors in such Subsequent Financing, up to the number of the type of equity securities issued in such Subsequent Financing that may be purchased for an amount equal to the difference between (i) One Million Dollars ($1,000,000) and (ii) the amount previously invested by Lender or its assignees or nominees pursuant to this Section 8. Lender or its assignee or nominee shall have ten (10) business days from receipt of a Sale Notice to elect to accept the offer to sell equity securities set forth therein by delivering a written notice of acceptance to Borrower. For the avoidance of doubt, the fact that Lender may have the right pursuant to this Section 8.2 to purchase the type equity securities offered in a Subsequent Financing subsequent to the closing of such Subsequent Financing shall not be considered a term or condition of any offer made pursuant to this Section 8.2 that is less favorable to Lender than the terms and conditions provided to investors in such Subsequent Financing.
SECTION 9. EVENTS OF DEFAULT
     The occurrence of any one or more of the following events shall be an Event of Default:
     9.1 Payments. Borrower fails to pay any amount due under this Agreement, the Note or any of the other Loan Documents on the due date; provided, that in the event that Lender fails to auto-debit Borrower’s account for a scheduled payment and Borrower has sufficient funds in such account, then no Event of Default shall be deemed to have occurred and no late fees, default interest or compounding of interest shall apply; or
     9.2 Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, the Note, or any of the other Loan Documents, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6, 7.5, 7.6, 7.7, 7.8 or 7.9) such default continues for more than ten (10) days after the earlier of the date on which (i) Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6, 7.5, 7.6, 7.7, 7.8 or 7.9, the occurrence of such default; or
     9.3 Material Adverse Effect. A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect; or
     9.4 Other Loan Documents. The occurrence of any default under any Loan Document not otherwise specifically referenced in this Section 9 or any other agreement between Borrower and Lender and such default continues for more than ten (10) days after the earlier of (a) Lender has given notice of such default to Borrower, or (b) Borrower has actual knowledge of such default; or
     9.5 Representations. Any representation or warranty made by Borrower in any Loan Document or in the Warrant shall have been false or misleading in any material respect at the time when made; or
     9.6 Insolvency. Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) forty-five (45) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or
     9.7 Attachments; Judgments. Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $250,000 which is not paid or bonded within twenty (20) days, or Borrower is enjoined or in any way prevented by court order from conducting any part of its business; or
     9.8 Other Obligations. The occurrence of any default under any agreement or obligation of Borrower involving any Indebtedness in excess of $250,000, or the occurrence of any default under any agreement or obligation of Borrower that could reasonably be expected to have a Material Adverse Effect.
SECTION 10. REMEDIES
     10.1 General. Upon and during the continuance of any one or more Events of Default, (i) Lender may, at its option, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Amount and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.6, the Note and all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), and (ii) Lender may notify any of Borrower’s account debtors to make payment directly to Lender, compromise the amount of any such account on Borrower’s behalf and endorse Lender’s name without recourse on any such payment for deposit directly to Lender’s account. Lender may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Lender’s rights and remedies shall be cumulative and not exclusive.
     10.2 Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Lender may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the

Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Lender may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Lender may require Borrower to assemble the Collateral and make it available to Lender at a place designated by Lender that is reasonably convenient to Lender and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Lender in the following order of priorities:
First, to Lender in an amount sufficient to pay in full Lender’s costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;
Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Lender may choose in its sole discretion; and
Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.
Lender shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.
     10.3 No Waiver. Lender shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Lender to marshal any Collateral.
     10.4 Forbearance from Exercise of Rights Under Account Control Agreements. Lender agrees that Lender shall not exercise any rights with respect to the Account Control Agreements (including without limitation, the exercise of exclusive control) unless an Event of Default shall have occurred and be continuing.
     10.5 Cumulative Remedies. The rights, powers and remedies of Lender hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Lender.
SECTION 11. MISCELLANEOUS
     11.1 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     11.2 Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:
(a)	If to Lender:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer and Nick Martitsch
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Facsimile: 650-473-9194
Telephone: 650-289-3068

(b)	If to Borrower:

ALEXZA PHARMACEUTICALS, INC. Attention: Chief Financial Officer 2091 Stierlin Court Mountain View, CA 94043 Facsimile: 650-944-7999 Telephone: 650-944-7000
     or to such other address as each party may designate for itself by like notice.
     11.3 Entire Agreement; Amendments. This Agreement, the Note, and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Lender’s revised proposal letter dated March 11, 2010). None of the terms of this Agreement, the Note or any of the other Loan Documents may be amended except by an instrument executed by each of the parties hereto.
     11.4 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     11.5 No Waiver. The powers conferred upon Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Lender to exercise any such powers. No omission or delay by Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Lender is entitled, nor shall it in any way affect the right of Lender to enforce such provisions thereafter.
     11.6 Survival. All agreements, representations and warranties contained in this Agreement, the Note and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.
     11.7 Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement, the Note or any of the other Loan Documents without Lender’s express prior written consent, and any such attempted assignment shall be void and of no effect. Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Lender’s successors and assigns.
     11.8 Governing Law. This Agreement, the Note and the other Loan Documents have been negotiated and delivered to Lender in the State of California, and shall have been accepted by Lender in the State of California. Payment to Lender by Borrower of the Secured Obligations is due in the State of California. This Agreement, the Note and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.
     11.9 Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement, the Note or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, the Note or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

     11.10 Mutual Waiver of Jury Trial / Judicial Reference.
     (a) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Borrower and Lender; Claims that arise out of or are in any way connected to the relationship between Borrower and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.
     (b) If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.
     (c) In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.
     11.11 Professional Fees. Borrower promises to pay Lender’s fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys fees, UCC searches, filing costs, and other miscellaneous expenses in an amount not to exceed $50,000. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses (including fees and expenses of in-house counsel) incurred by Lender after the Closing Date in connection with or related to: (a) the Term Loan; (b) the administration, collection, or enforcement of the Term Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.
     11.12 Confidentiality. Lender acknowledges that certain items of Collateral and information provided to Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Lender agrees that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Lender’s security interest in the Collateral shall not be disclosed to any other person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its affiliates if Lender in its sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Term Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public through no fault of the Lender; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Lender; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by Lender’s counsel; (e) to comply with any legal requirement or law applicable to Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Lender’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its affiliates or any guarantor under this Agreement or the other Loan Documents. Lender hereby acknowledges that Borrower is a publicly traded company and the trading in securities of Borrower is subject to applicable securities legislation. Lender hereby further acknowledges that as a result of the disclosure that may be made to it of any Confidential Information, it may possess material, non-public information of Borrower. Accordingly, Lender hereby acknowledges that any trading by its employees, officers, agents or representatives in the securities of Borrower may entail the violation by Lender, its employees, officers, agents or representatives of applicable securities and other legislation and regulations.
     11.13 Assignment of Rights. Borrower acknowledges and understands that Lender may sell and assign all or part of its interest hereunder and under the Note(s) and Loan Documents to any person or entity (an “Assignee”). After such assignment the term “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Lender shall retain all rights, powers and remedies hereby given. No such assignment by Lender shall relieve Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.
     11.14 Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Lender, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Lender in Cash.
     11.15 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.
     11.16 No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any person other than Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely between the Lender and the Borrower.
     11.17 Publicity. Lender may use Borrower’s name and logo, and include a brief description of the relationship between Borrower and Lender, in Lender’s marketing materials.
     11.18 Joint and Several Liability. Each of Parent, Allegro and the Joined Subsidiaries is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Lender under this Agreement, for the mutual benefit, directly and indirectly, of each of Parent, Allegro and the Joined Subsidiaries and in consideration of their undertakings to accept joint and several liability for the Secured Obligations. Each of Parent, Allegro and the

Joined Subsidiaries, jointly and severally, hereby irrevocably, absolutely and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with respect to the payment and performance of all of the Secured Obligations (including, without limitation, any Secured Obligations arising under this Section 11.18), it being the intention of Parent, Allegro and the Joined Subsidiaries that all the Secured Obligations shall be the joint and several obligations of Parent, Allegro and the Joined Subsidiaries without preferences or distinction among them. If and to the extent that any of Parent, Allegro or the Joined Subsidiaries shall fail to make any payment with respect to any of the Secured Obligations as and when due or to perform any of the Secured Obligations in accordance with the terms thereof, then in each such event, the other Persons composing Borrower will make such payment with respect to, or perform, such Secured Obligation. Each of Parent, Allegro and the Joined Subsidiaries hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Persons composing Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Secured Obligations or any collateral security therefor until such time as all of the Secured Obligations have been paid in full in cash. Any claim which any of Parent, Allegro or the Joined Subsidiaries may have against any other Persons composing Borrower with respect to any payments to Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Secured Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Secured Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any of Parent, Allegro or the Joined Subsidiaries, their respective debt or assets, whether voluntary or involuntary, all such Secured Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Persons composing Borrower therefor.
     11.19 Administrative Borrower. Allegro and each of the Joined Subsidiaries irrevocably appoints Parent as the borrowing agent and attorney-in-fact (“Administrative Borrower”) for all Persons composing Borrower which appointment shall remain in full force and effect unless and until Lender shall have received prior written notice signed by Allegro and each of the Joined Subsidiaries that such appointment has been revoked and that another Person has been appointed Administrative Borrower.
(SIGNATURES TO FOLLOW)

     IN WITNESS WHEREOF, Borrower and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

ALEXZA PHARMACEUTICALS, INC.

Signature:	/s/ Thomas B. King
Print Name:	Thomas B. King
Title:	President & Chief Executive Officer

SYMPHONY ALLEGRO, INC.

Signature:	/s/ Thomas B. King
Print Name:	Thomas B. King
Title:	President
Accepted in Palo Alto, California:

LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Signature:	/s/ K. Nicholas Martitsch
Print Name:	K. Nicholas Martitsch
Title:	Associate General Counsel

31